EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-147149, 333-168800, 333-200375, and 333-202027) and Forms S-3 (Nos. 333-180290 and 333-202024) of Remark Media, Inc. of our report dated April 30, 2015, except for Notes 9 and 10 as to which the date is September 11, 2015, relating our audit of the consolidated financial statements of VEGAS.com, LLC as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ RSM US LLP

RSM US LLP
Certified Public Accountants

Las Vegas, Nevada
November 5, 2015